Exhibit 99.A (V)

Offer by

THE INDIA FUND, INC.

To Purchase for Cash
up to 5% of the Fund’s Outstanding Shares of
Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MARCH 17, 2006 (“REPURCHASE REQUEST DEADLINE”)

THIS REPURCHASE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.

February 24, 2006

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated February 24, 2006, of The India Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940 as a closed-end, diversified management investment company (the “Fund”), and a related Letter of Transmittal (which together constitute the “Offer to Repurchase”), pursuant to which the Fund is offering to repurchase up to 5% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), upon the terms and conditions set forth in the Repurchase Offer. The Fund has established a record date of February 17, 2006, for identifying stockholders eligible to receive Repurchase Offer materials.

As previously announced, the Fund’s Board of Directors appointed Blackstone Asia Advisors L.L.C. (“Blackstone Advisors”) to serve as the Fund’s Investment Manager and Blackstone Fund Services India Private Limited (“Blackstone India”) to serve as the Fund’s Country Adviser on an interim basis beginning December 4, 2005. The Board of Directors also approved a new investment management agreement between the Fund and Blackstone Advisors and a new country advisory agreement between Blackstone Advisors and Blackstone India which have been submitted to stockholders for approval. The interim agreements will remain in effect until the earlier of (i) stockholder approval of the new agreements and (ii) May 3, 2006. Punita Kumar-Sinha, the Fund’s portfolio manager for the last eight years, supported by her investment team, continues to manage the Fund’s assets on a day-to-day basis as portfolio manager under new employment arrangements with Blackstone Advisors.

Blackstone Advisors is an affiliate of The Blackstone Group L.P. Blackstone Advisors is a limited liability company organized under the laws of Delaware on August 26, 2005 and a registered investment adviser under the Investment Advisers Act of 1940. The principal business address of Blackstone Advisors is 345 Park Avenue, New York, NY 10154.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

(1) The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on March 24, 2006 (the “Repurchase Pricing Date”), minus a repurchase fee (the “Repurchase Fee”) equal to 2% of net asset value per Share. The Fund’s Shares have recently been trading at a premium to the Fund’s NAV per Share. It may not be in a Stockholder’s interest to tender Shares in connection with the Repurchase Offer if the Shares continue to trade at a premium. The market price of the Shares can and does fluctuate. Accordingly, on the Repurchase Pricing Date, the market price of the Shares may be above or below the Fund’s NAV per Share. The net asset value of the

Fund is calculated weekly, however, the net asset value will be available daily from March 13, 2006 to March 17, 2006 and can be obtained from Georgeson Shareholder Communications Inc., the Fund’s Information Agent, by calling toll free at 1-866-297-1264 or, for banks and brokers, at 212-440-9800.

(2) The Repurchase Offer is not conditioned upon any minimum number of Shares being tendered.

(3) If the Repurchase Offer is not suspended or postponed, the Fund will purchase all Shares validly tendered prior to 5:00 p.m., New York City time, on March 17, 2006, the Repurchase Request Deadline, provided that the number of Shares tendered by all stockholders does not exceed 5% of the Fund’s outstanding Shares. In the event that more than 5% of the Fund’s outstanding Shares are tendered, the Fund will either (1) increase the number of Shares that the Fund is offering to repurchase by an amount not to exceed 2% of the Shares outstanding on the Repurchase Request Deadline, or (2) purchase 5% of the Fund’s outstanding Shares on a pro rata basis, provided, however, that the Fund may accept all Shares tendered by Stockholders who own, beneficially or of record, not more than 99 Shares and who tender all of their Shares, before prorating Shares tendered by others.

(4) Tendering Stockholders will not be obligated to pay brokerage commissions or, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Repurchase Offer.

(5) Your instructions to us should be forwarded in ample time before the Repurchase Request Deadline, March 17, 2006, to permit us to submit a tender on your behalf. Instructions received after this date will not be honored.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE REPURCHASE OFFER.

The Repurchase Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Repurchase Offer would not be in compliance with the applicable law.

None of the Fund, its Board of Directors nor the Investment Manager to the Fund is making any recommendation to any Stockholder whether to tender or refrain from tendering Shares in the Repurchase Offer. Each Stockholder is urged to read and evaluate the Repurchase Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer to Repurchase, dated February 24, 2006 relating to The India Fund, Inc. (the “Fund”) to purchase up to 5% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”).

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

_________________ Shares

Enter number of Shares to be tendered.

ODD LOTS

This section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning beneficially or of record an aggregate of not more than 99 shares. The undersigned:

❑
Is the beneficial or record owner of an aggregate of not more than 99 Shares, all of which are being tendered, and hereby represents that the above indicated information is true and correct as to the undersigned.

SIGNATURE BOX

(Signature(s))

(Please print Name(s) and Address here)

(Area Code and Telephone No.)

(Taxpayer Identification (Social Security) Number)

Date:               , 2006